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                                                                   Exhibit 10.52


                       CONFIDENTIAL SEPARATION AGREEMENT
                       AND GENERAL RELEASE OF ALL CLAIMS


     This Confidential Separation Agreement and General Release of All Claims ("AGREEMENT") is made by and between Invitrogen Corporation ("INVITROGEN" or "COMPANY") and Lyle C. Turner ("EXECUTIVE") with respect to the following facts:

     A. Executive has been employed by Company as President and Chief Executive Officer ("CEO"). Executive also serves as Chairman of Company's Board of Directors.

     B.   Executive has determined to resign from all positions with Company.

     C. Executive has been granted stock options to purchase shares of Company's common stock pursuant to Company's stock option plans and stock option agreements.

     D. Executive and Company are also currently parties to a Change-in-Control Agreement dated June 1, 2001 and an Indemnification Agreement dated January 22, 2002 (the "INDEMNIFICATION AGREEMENT," a copy of which has been attached at Exhibit A).

     E. The parties desire to settle all claims and issues that have, or could have been raised, in relation to Executive's employment with, and/or service as a member of the Board of Directors of, Company and arising out of or in any way related to the acts, transactions or occurrences between Executive and Company to date, including, but not limited to, Executive's employment with, and/or service as a member of the Board of Directors of, Company or the termination of that employment, on the terms set forth below.

     THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

     1. Resignation. Executive agrees to tender a written resignation letter that communicates his resignation from his employment with the Company as President effective December 5, 2002, and as CEO, and in all other employment capacities, and as Director and Chairman of Company's Board of Directors, effective December 31, 2002 ("SEPARATION DATE").

     2. Severance and Consulting Package. Company agrees to provide Executive with the following payments and benefits ("SEVERANCE AND CONSULTING PACKAGE") to which he is not otherwise entitled. Executive acknowledges and agrees that this Severance and Consulting Package constitutes adequate legal consideration for the promises and representations made by him in this Agreement.

          2.1 Consulting Engagement. Following the Separation Date, Company will engage Executive as a consultant, in an independent contractor relationship, for a period of one (1) year to provide special expertise to Company, or Company's successor or assignee on request, as set forth in an Independent Contractor Services Agreement ("CONTRACTOR AGREEMENT"), to be executed by the parties contemporaneously with the execution of this Agreement.

          2.2 Severance Payment. Subject to the provisions of section 2.4 below, Company agrees to pay Executive a "SEVERANCE PAYMENT" equal to the sum of (i) One Million Dollars ($1,000,000) and (ii) that portion of Company's contribution to Executive's 401(k), savings or other similar individual account plan that is not vested as of the Separation Date (the "UNVESTED COMPANY CONTRIBUTION") plus an amount that when added to the Unvested Company Contribution would be sufficient after Federal, state and local income taxes (based on

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the tax returns filed by Executive most recently prior to the Separation Date)
to enable Executive to net an amount after taxes equal to the Unvested Company Contribution. The Severance Payment will be paid no later than December 31, 2002 in a lump sum by wire transfer to Executive's account pursuant to wiring instructions that shall be provided to Company in writing by Executive.

          2.3 Continuation of Group Health Benefits. Company agrees to pay the premiums required to continue Executive's group health care coverage for the eighteen (18) month period following the Separation Date, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), provided that Executive elects to continue and remains eligible for these benefits under COBRA, and does not obtain health coverage through another employer during this period.

          2.4 Accelerated Stock Option Vesting and Extension of Period to Exercise. Any and all of Executive's stock options that remain unvested will immediately vest and become exercisable on the date this Agreement is executed by the parties, and such stock options shall be exercisable at any time on or before December 31, 2007. Company shall provide to Executive an executed original Unanimous Written Consent of the Compensation and Organization Committee of Company's Board of Directors, amending the stock option agreements between Company and Executive in the form attached hereto as Exhibit B, dated as of the date of the execution of this Agreement. If on the date of the execution of this Agreement, the closing price of Company's common stock on the NASDAQ stock market is higher than the exercise price of the options described at Exhibit B (which will hereafter be referred to as being "in the money"), then the Severance Payment set forth in section 2.2 above shall be reduced by an amount equal to the product of the following equation: X(x)Y, where X is the number of Executive's stock options that are in the money and Y is the amount by which Executive's stock options are in the money. For example, if on the date of the execution of this Agreement, the closing price of Company's common stock on the NASDAQ stock market is $36.00, the Severance Payment would be reduced by $149,000 (100,000 x $1.49 = $149,000).

     3.   General Release.

          3.1 Executive unconditionally, irrevocably and absolutely releases and discharges Company, and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Company, past and present, as well as Company's employees, officers, directors, shareholders, agents; successors and assigns (collectively, "RELEASED PARTIES"), and Company hereby unconditionally, irrevocably and absolutely releases and discharges Executive, from all claims related in any way to the transactions or occurrences between them to date and all actions taken by Executive on behalf of or relating to Company, in either case to the fullest extent permitted by law, including, but not limited to, Executive's employment with Company, the termination of Executive's employment with Company, Executive's service on the Company's Board of Directors, Executive's service as Chairman of the Board of Directors of Company, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Executive's employment with Company, service on the Company's Board of Directors, and/or Executive's service as Chairman of the Board of Directors of Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to, alleged violations of the California Labor Code or the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964 and the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), all claims for reprisal or retaliation under federal or state law, and all claims for attorney's fees, costs and expenses.

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          3.2  The parties acknowledge that they may discover facts or law different from, or in addition to, the facts or law that they know or believe to be true with respect to the claims released in this Agreement and agree, nonetheless, that this Agreement and the releases contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

          3.3 The parties declare and represent that they intend this Agreement to be complete and not be subject to any claim of mistake, and that the releases herein express final, full and complete releases, and regardless of the adequacy or inadequacy of the consideration, the parties intend the releases herein to be final and complete. The parties execute these releases with the full knowledge that these releases cover all possible claims between them to date, to the fullest extent permitted by law, except as otherwise provided in this Agreement.

          3.4 The parties expressly waive their right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by either party, or on either party's behalf, related in any way to the matters released herein.

          3.5  The general release and other provisions contained in this section 3 (the "RELEASE") and the terms of section 4 below shall become effective immediately upon execution of this Agreement by the Parties; provided, however, that to the extent the Release and the terms of section 4 relate to age discrimination under the ADEA they shall not be effective until the Effective Date of this Agreement, as described in Section 12.4 below.

     4. California Civil Code Section 1542 Waiver. The parties expressly acknowledge and agree that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     5. Representation Concerning Filing of Legal Actions. Executive represents that, as of the date of this Agreement, he has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Company or any of the other Released Parties in any court or with any governmental agency. Executive further agrees that, to the fullest extent permitted by law, he will not prosecute, nor allow to be prosecuted on his behalf, in any administrative agency, whether state or federal, or in any court, whether state or federal, any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution of this release, the Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Executive related in any way to the matters discharged herein.

     6. Nondisparagement. Executive agrees not to disparage, defame or make negative or critical statements, written or oral, regarding the personal or business reputation, technology, products, practices or conduct of Company or any of the other Released Parties. In addition, except as required by law, Executive shall not, without the prior written approval of Company's Board of Directors, make any statements regarding Company or the Released Parties that Executive knows, or reasonably should know, would lead to such statements being publicly disseminated in the media. Likewise, Company agrees that its officers and directors will

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not disparage, defame or make negative or critical statements, written or oral, regarding the personal or business reputation, practices or conduct of Executive.

     7.   Confidentiality and Return of Company Property.

          7.1 Confidential Separation Information. Executive agrees that the terms and conditions of this Agreement, as well as the discussions that led to the terms and conditions of this Agreement (collectively referred to as the "CONFIDENTIAL SEPARATION INFORMATION") are intended to remain confidential between Executive and Company. Executive further agrees that he will not disclose the Confidential Separation Information to any other persons, except that Executive may disclose such information to his immediate family members and to his attorney(s), advisor(s) and accountant(s), if any, to the extent needed for legal or investment advice or income tax reporting purposes. When releasing this information to any such person, Executive shall advise the person receiving the information of its confidential nature. Neither Executive, nor anyone to whom the Confidential Separation Information has been disclosed, will respond to, or in any way participate in or contribute to, any public discussion, notice or other publicity concerning the Confidential Separation Information; provided however, that Company shall not be prohibited from filing this Agreement and related agreements with the Securities and Exchange Commission and/or other governmental agencies to the extent required by applicable laws or regulations. Without limiting the generality of the foregoing, Executive specifically agrees that neither he, his immediate family, his attorney nor his accountant, if any, shall disclose the Confidential Separation Information to any current, former or prospective employee of Company. Nothing in this section will preclude Executive or Company from disclosing information required in response to a subpoena duly issued by a court of law or a government agency having jurisdiction or power to compel such disclosure, or from giving full, truthful and cooperative answers in response to a duly issued subpoena or as otherwise may be required by law.

          7.2 Confidential or Proprietary Information. Executive also agrees that he will not use, remove from Company's premises, make unauthorized copies of or disclose any confidential or proprietary information of Company or any affiliated or related entities, including but not limited to, their trade secrets, copyrighted information, customer lists, any information encompassed in any research and development, reports, work in progress, drawings, software, computer files or models, designs, plans, proposals, marketing and sales programs, financial projections, and all concepts or ideas, materials or information related to the business or sales of Company and any affiliated or related entities that has not previously been released to the public by an authorized representative of those companies.

          7.3 Continuing Obligations. Executive agrees that the Trade Secrets New Employee Orientation Agreement dated August 12, 1997 and the Employee's Agreement Relating to Company Information and Technology dated May 14, 1997 that he signed in connection with his employment and the Company's Insider Trading Policy executed by Executive contemporaneously with this Agreement (collectively referred to as the "CONFIDENTIALITY AGREEMENTS") shall remain in effect during the consulting engagement described in section 2.1 above. Executive agrees to continue to comply with the Confidentiality Agreements during the consulting engagement and understands that certain terms and conditions of these agreements survive the termination of the consulting engagement and agrees to abide by such surviving provisions of the Confidentiality Agreements. The parties agree that the provisions of Item 6.2 and 8 of The Employee's Agreement Relating to Company Information and Technology dated May 14, 1997 that Executive signed in connection with his employment as continued during the term of the consulting engagement described in section 2.1 above are limited in their application to matters which relate to the business of Company, which are based on or derived from Company Information, which result from work performed for


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Company, or which are made with the use of Company equipment, supplies or facilities. A copy of the Confidentiality Agreements has been attached at Exhibit C.

          7.4 Return of Company Property. By signing this Agreement, Executive represents and warrants that he will have returned to Company on or before the Separation Date, all Company property, including all confidential and proprietary information, as described in the Confidentiality Agreements, and all materials and documents containing trade secrets and copyrighted materials, including all copies and excerpts of the same and all digital or electronic files.

     8. Cooperation. Due to Executive's former position with Company, Company may require his assistance and cooperation with respect to patents, administrative matters, litigation or government agencies or institutions. Accordingly, Executive agrees that should Company request his assistance with respect to such matters, he will fully cooperate and assist Company in responding to and resolving such matters.

     9. No Admissions. By entering into this Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal, administrative or other similar proceeding.

     10. No Other Severance Benefits. Executive acknowledges and agrees that the Severance and Consulting Package provided pursuant to this Agreement is in lieu of any other severance benefits for which Executive may be eligible under any other agreement, including the Change-in-Control Agreement, and/or any other Company severance plan or practice.

     11. Indemnification. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter the terms and conditions of the Indemnification Agreement.

     12. Older Workers' Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers' Benefit Protection Act, 29 U.S.C. sec. 626(f). The following general provisions, along with the other provisions of this Agreement, are agreed to for this purpose:

          12.1 Executive acknowledges and agrees that he has read and understands the terms of this agreement.

          12.2 Executive acknowledges that this Agreement advises him in writing that he should consult with an attorney before executing this Agreement, and that he has obtained and considered such legal counsel as he deems necessary, such that he is entering into this Agreement freely, knowingly, and voluntarily.

          12.3 Executive acknowledges that he has been given at least twenty-one (21) days in which to consider whether or not to enter into this Agreement. Executive understands that, at his option, Executive may elect not to use the full 21-day period.

          12.4 Except as otherwise provided in sections 2.4 and 3.5 above, this Agreement shall not become effective or enforceable until the eighth day after Executive signs this Agreement. In other words, Executive may revoke his acceptance of all provisions of this Agreement, except for those rights and obligations that become effective upon execution of this Agreement as provided in sections 2.4 and 3.5 above, within seven (7) days after the date he signs it. Executive's revocation must be in writing and received by Company's Vice President of Human Resources, Lewis J. Runchey, by 5:00 p.m. P.S.T. on the seventh day in order to be



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effective. If Executive does not revoke acceptance within the seven (7) day period, Executive's acceptance of this entire Agreement shall become binding and enforceable on the eighth day ("EFFECTIVE DATE"). The payments and benefits described in section 2 above shall become due and payable on or after the eighth day after Executive signs this Agreement provided it has not been revoked.

          12.5 This Agreement does not waive or release any rights or claims that Executive may have under the ADEA that arise after the execution of this Agreement.

     13. Severability. In the event any provision of this Agreement shall be found unenforceable by a court of competent jurisdiction, the provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

     14. Applicable Law. The validity, interpretation and performance of this Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.

     15. Binding on Successors. The parties agree that this Agreement shall be binding on, and inure to the benefit of, his or its successors, heirs and/or assigns.

     16. Full Defense. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Executive in breach of this Agreement. Each party agrees that in the event an action or proceeding is instituted by the other party in order to enforce the terms or provisions of this Agreement, the prevailing party shall be entitled to an award of reasonable costs and attorneys' fees incurred in connection with enforcing this Agreement to the fullest extent permitted by law.

     17. Good Faith. The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Agreement.

     18. Counterparts. This Agreement may be executed in counterparts. The execution of a signature page of this Agreement shall constitute the execution of the Agreement, and the Agreement shall be binding on each party upon the date of signature, if each party executes such counterpart.

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     19.  Entire Agreement; Modification.  This Agreement, including Exhibits
A, B and C, each of which are herein incorporated by reference, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter, including but not limited to the Change in Control Agreement, which is hereby superseded in its entirety. It is agreed that there are no collateral agreements or representations, written or oral, regarding the terms and conditions of Executive's separation of employment with Company and settlement of all claims between the parties other than those set forth in this Agreement. This Agreement may be amended only by a written instrument executed by all parties hereto.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW AND SHALL BE EFFECTIVE AS TO SEPARATE PORTIONS HEREOF ON THE RESPECTIVE DATES SET FORTH ABOVE.

Dated: 12/13/02                         By: /s/ Lyle C. Turner
---------------------------------           -----------------------------------
                                            Lyle C. Turner


Dated: 12/13/02                         By: /s/ John A. Cottingham
---------------------------------           -----------------------------------
                                            Invitrogen Corporation
                                            John A. Cottingham
                                            Vice President, General Counsel
                                            & Secretary

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